Exhibit 10.1

PURCHASE AND SALE AGREEMENT

(Windfall Farms)

THIS PURCHASE AND SALE AGREEMENT (“Agreement”) is made and entered into effective as of April 14 2026 (“Effective Date”), by and between WINDFALL INVESTORS, LLC, a California limited liability company (“Seller”) and PEAK HOLDINGS, LLC, a California limited liability company, or its permitted assignee (“Buyer”, and together with Seller, the “Parties”). For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby the Parties agree as follows:

1.             1.         Definitions. In addition to other words and terms defined elsewhere in this Agreement, as used herein the following words and terms shall have the following meanings, respectively, unless the context hereof otherwise clearly requires:

1.1            Cancellation Procedures where invoked in this Agreement: (i) Buyer shall be entitled to a return of the Deposit (less the Independent Consideration to be paid to Seller as set forth in Section 3.3 below); (ii) the Parties shall split equally any remaining escrow and title cancellation fees; and (iii) all obligations under this Agreement shall terminate except for the parties’ obligations under Sections 5.1.4, and 5.3, and any Seller liability where the Cancellation Procedures arose from a Seller default.

1.2            Closing the consummation of the purchase of the Property in accordance with the terms of this Agreement.

1.3            Closing Date the Closing shall occur on or before October 31, 2026 (the “Closing Date”).

1.4            County San Luis Obispo County, California.

1.5            Deposit Five Hundred Thousand Dollars ($500,000), to be delivered to Escrow Holder within three (3) business days after mutual execution and delivery to Escrow Holder of this Agreement. The Deposit shall be placed in an interest-bearing account and treated in accordance with Sections 3.1 and 6.1.

1.6            Due Diligence Contingency prior to the expiration of the Due Diligence Contingency Period (as defined below), Buyer, in Buyer’s sole and absolute discretion, shall have the right to approve or reject, among other things, the suitability of the proposed transaction for Buyer’s purposes, and all aspects of the Property, including (as defined below) all the Due Diligence Documents (as defined below in Section 5.1.1) and any and all other matters deemed relevant to Buyer, in Buyer’s sole and absolute discretion.

1.7            Due Diligence Contingency Period Buyer shall have until the close of business (5:00 p.m. PST) on July 1, 2026 to satisfy or waive, in Buyer’s sole and absolute discretion, the Due Diligence Contingency.

1.8            Escrow Holder Fidelity National Title Company, Cindy James, 1234 Monterey Street, Suite 110, San Luis Obispo, CA 93401.

1.9            Hazardous Substances any hazardous, toxic or dangerous waste, substance or material, pollutant or contaminant, as defined for purposes of the CERCLA, or the RCRA, or any other federal, state or local law, ordinance, rule or regulation applicable to the Premises, or any substance which is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise hazardous, or any substance which contains gasoline, diesel fuel or other petroleum hydrocarbons, polychlorinated biphenyls (pcbs), radon gas, urea formaldehyde, asbestos, lead, or electromagnetic waves.

1.10          Improvements all structures and improvements situated on or about the Land, if any, including, but not limited to the grape vines and infrastructure for growing grapes. For purposes of this Agreement, Buyer and Seller agreed that at the Closing Date, Seller will have, on the Property, certain unharvested Improvements, including grapes (the “Crops”).

1.11          Indemnify indemnify, defend (with counsel reasonably acceptable to indemnitee), protect and hold harmless.

1.12          Intangible Property to the extent assignable without cost, all intangible property owned or held by Seller or in which Seller has an interest, if any, in connection with the Land or the operations thereon, and the right to the use thereof, including Seller’s rights under governmental approvals for the Project, permits (including any deposits, prepaid permit costs, or reimbursables), licenses, the right to the use of (without warranty as to exclusivity or otherwise) any names, marks, trademarks, or trade names in connection with the Land and Improvements or the operations thereon, any and all licenses, permits, development approvals and plans, and all other all rights, privileges, easements and appurtenances to the Land and Improvements, including, without limitation, any and all mineral rights, development rights, air rights, and the like.

1.13          Land that certain parcel of land located at 4710 Flying Paster Lane, Paso Robles (“City”), County of San Luis Obispo, State of California (APN: 035-361-002, 035-361-003, 035-361-004, and 035-361-005), consisting of approximately 724 acres of land and as further described on Exhibit A, attached hereto, and incorporated by reference herein as if fully set forth together with all of the tenements, hereditaments and appurtenances belonging to or in any way appertaining to such real property, and all of Seller’s right, title and interest in and to any easements and rights appurtenant to such real property.

1.14          Material means having, or if uncertain or unliquidated, reasonably expected to have, an adverse financial impact on Buyer exceeding One Hundred Thousand Dollars ($100,000.00).

1.15          Permitted Exceptions (1) current taxes and assessments not yet due and payable; (2) such state of facts disclosed by a survey; (3) all matters disclosed in Schedule B of the PTR; and (4) liens and encumbrances caused by Buyer. Notwithstanding anything to the contrary, Permitted Exceptions shall not include any Removed Exceptions.

1.16          Project the vineyard located on the Land.

1.17          Property an eighty percent (80%) undivided tenant-in-common interest the Land and the Improvements, plus the Intangible Property, and Warranties.

1.18          PTR (Preliminary Title Report) a commitment for a standard CLTA Owner’s title insurance policy for the Land and Improvements issued by Title Company, naming Buyer as the insured for coverage of the Purchase Price, which may be subject to a survey exception; and the best available copies of all documents referenced therein.

1.19          Personalty all mechanical systems, fixtures and equipment (including compressors and engines), all electrical systems, fixtures and equipment, all heating systems, fixtures and equipment, all air conditioning systems, fixtures and equipment, all plumbing systems, fixtures and equipment, and all other fixtures, which are owned by Seller and located in or on the Land or Improvements; provided, however, the Personalty specifically does not include any of Seller’s farming equipment (e.g., trucks, tractors, etc.) or any of the personal property of the existing tenants except as otherwise set forth in the leases with said tenants.

1.20          Purchase Price Sixteen Million Dollars ($16,000,000).

1.21          Reasonable Costs Buyer’s third-party expenses (excluding in-house legal fees) reasonably incurred and documented in connection with the Property and this transaction, not to exceed One Hundred Thousand Dollars ($100,000.00).

1.22          Removed Exceptions (1) any mortgages, deeds of trust, mechanics liens and other monetary liens, other than the lien for taxes not yet due and payable; (2) any lien for assessments or other document of record other than those assessments, which are not yet due and payable; (3) any documented possessory interests; and (4) any requirements of the Title Company with respect to the legal status of Seller and the capacity of the parties executing any documents on behalf of Seller.

1.23          Seller’s Knowledge solely the actual (not imputed) knowledge of Greg Hamm and Harold Edwards as of the date the representation is made as provided herein and without any duty of discovery, investigation, inquiry or inspection. Greg Hamm and Harold Edwards shall not have any personal liability under this Agreement or otherwise.

1.24          Title Company Fidelity National Title Company, 1234 Monterey Street, Suite 110, San Luis Obispo, CA 93401.

1.25          Warranties All assignable warranties and guaranties, if any, relating to the Land or Improvements which are in effect (unexpired) and to the extent assignable without cost to Seller.

2.             Purchase and Sale of the Property. Subject to the terms, provisions and conditions set forth herein, Seller hereby agrees to sell and convey title to the Property to Buyer, and Buyer hereby agrees to purchase and acquire title to the Property from Seller.

3.             Purchase Price for Property. The Purchase Price for the Property shall be payable in the following manner:

3.1            Deposit.

3.1.1            Buyer shall deliver the Deposit to Escrow Holder when required as set forth under the “Deposit” definition above. Upon the expiration of the Due Diligence Contingency Period, the Deposit shall become non-refundable (except as otherwise expressly set forth herein) and half of the Deposit (i.e., $250,000.00, the “Half Deposit”) shall be released by Escrow Holder to Seller and shall be applicable to the Purchase Price at Closing. In the event the Cancellation Procedures are invoked, the entire Deposit (i.e., including the Half Deposit but less the Independent Consideration) shall be returned to Buyer.

3.1.2            If the Agreement is terminated prior to Closing pursuant to Sections 5.4 or 11.2, the entire Deposit plus any accrued interest shall be returned to Buyer. Otherwise, the Deposit shall be non-refundable to Buyer, and either: (i) credited against the Purchase Price at Closing; or (ii) retained by Seller as liquidated damages pursuant to Section 11.1.

3.2            Balance of Purchase Price. At Closing, the balance of the Purchase Price as follows:

3.2.1            An amount equal to Ten Million Dollars and No/100 ($10,000,000.00) (the “Closing Cash”), increased or decreased by any closing costs and prorations allocable to Buyer as provided below, and less the Deposit and Independent Consideration (as such term is defined in Section 3.3 below) previously delivered, shall be paid in full by a wire transfer by Buyer to Escrow Holder in immediately available federal funds, when and as provided in Section 6.2.

3.2.2            The remaining balance of Six Million Dollars and No/100 ($6,000,000.00) shall be paid pursuant to a promissory note (“Seller Note”), which shall be secured by a deed of trust (“Deed of Trust”). The Deed of Trust shall be subordinated to any acquisition loan obtained by Buyer to be secured by the Property.

3.3            Independent Consideration. Whether or not the Closing occurs, upon the earlier of the Closing or termination of this Agreement (whether due to a Buyer or Seller default failure of a condition or for any other reason), Buyer covenants to pay to Seller One Hundred Dollars ($100.00) (the “Independent Consideration”), which amount the Parties bargained for and agreed to as consideration for Seller’s execution, delivery and performance of this Agreement. This One Hundred Dollars ($100.00) is in addition to and independent of any other consideration or payment provided in this Agreement, is nonrefundable, and shall be retained by Seller notwithstanding any other provision of this Agreement. The One Hundred Dollar ($100.00) payment shall be credited against the Purchase Price at Closing or the liquidated damages paid per Section 11.1, as applicable.

4.             Title.

4.1            Within three (3) business days after the Effective Date, Seller shall deliver to Buyer the PTR (including copies of all documents relating to title exceptions referred to therein).

4.2            Seller agrees that it will pay off or otherwise remove at Closing any Removed Exceptions. If Seller fails to do so as to any Removed Exceptions that can be removed by the payment of money, Buyer shall have the option to pay and discharge such Removed Exceptions out of the Purchase Price. With regard to Removed Exceptions representing monetary liens, Seller is obligated to pay at Closing, Seller shall be obligated to provide recordable instruments of release or discharge of such encumbrances in form and substance reasonably satisfactory to Buyer’s counsel and the Title Company at the Closing; provided, however, with respect to an institutional lender, a payoff statement setting forth the amount required to satisfy in full the monetary lien shall satisfy this obligation, subject to actual discharge following Closing. Seller shall pay the actual cost of canceling or discharging all such monetary liens required to be discharged of record in accordance with this Section 4.

5.             Due Diligence.

5.1            Due Diligence Documents.

5.1.1            Specific Deliveries. Within three (3) days of opening escrow, Seller shall, at Seller’s sole cost, deliver to Buyer, in addition to the PTR and to the extent in Seller’s possession or control, copies of the following documents pertaining to the Property (collectively, “Due Diligence Documents”):

5.1.1.1 Engineering reports, including but not limited to, soils, geological, structural, traffic, biological, hazardous materials, and any other engineering reports in Seller’s known possession.

5.1.1.2 Inspections of the Property, including third party reports, performed by or on behalf of Seller used to determine any adverse conditions affecting the Property.

5.1.1.3 All city, county, state, federal or any other government and/or authorizing agency relating to zoning, regulations, compliance or other “governmental” approvals or documents, including permits, licenses, communications, etc. relating to the operation of the existing use of the Property.

5.1.1.4 All records, plans, studies, architectural drawings, renderings, notes, or other documents relating to any proposed use of the Property as was considered by Seller or any of its agents.

5.1.1.5 Any financial and/or accounting documents, income and expense statements, “the books,” relating to the operation of the current business conducted on the Property.

5.1.1.6 Any financial feasibility studies or reports, including those prepared by third parties, concerning the Property.

5.1.1.7 Any leases (“Leases”) or any other agreements (“Service Contracts”) affecting or encumbering the Property. On or prior to the last day of the Due Diligence Contingency Period, Buyer will advise Seller in writing of which Service Contracts it will assume and for which Service Contracts Buyer requests that Seller deliver written termination at or prior to Closing. If Buyer does not timely deliver notice to Seller of which Service Contracts it will assume, Buyer shall be deemed to have elected not to assume any assignable Service Contracts at Closing. Seller shall terminate all Service Contracts that are not so assumed. Buyer must assume the obligations first arising from and after the Closing Date under those Service Contracts that Buyer has agreed to assume. Seller shall remain obligated for any unsatisfied obligation under the Service Contracts arising prior to the Closing Date.

5.1.1.8 Any other relevant information as may be requested by Buyer that is within the Seller’s known possession.

Seller shall establish a dropbox by which Buyer may access the Due Diligence Documents electronically.

5.1.2            Other Records and Reports. In addition to the Due Diligence Documents, on three (3) business days advance notice from Buyer, Seller shall, to the extent in Seller’s possession or control, provide access for inspection and copying to all of Seller’s books and records relating exclusively to the Property and the Project (but excluding internally prepared proformas) to be inspected by the Buyer at the offices of Seller during regular business hours.

5.1.3            Seller’s Reports. Buyer acknowledges and agrees that Buyer has not relied and shall not rely on any of the studies, reports, documents, surveys, plans and specifications, work product, maps, letters, Warranties, or other related materials or information, if any, delivered or made available to Buyer (collectively, “Seller’s Reports”) by Seller or any partners, officers, directors, members, parents, affiliates, agents, employees, directors, officers, representatives, attorneys, contractors or consultants of any such persons (collectively, “Seller’s Agents”). It is specifically understood and agreed that, except as otherwise expressly provided in this Agreement, to the extent Seller has delivered and does deliver (or has made or does make available) to Buyer any Seller’s Reports, Buyer acknowledges and agrees that Seller makes no covenant, representation or warranty whatsoever as to any Seller’s Reports, including their content, reliability, accuracy and completeness or any right of Seller to permit the use thereof by third parties and Seller shall have no liability to Buyer for any deficiencies in any such Seller’s Reports. If Buyer elects, in its sole discretion, to commission any third-parties for any reports or studies relating to the Property, then such reports and studies shall be commissioned by Buyer in its sole discretion and expense. Moreover, Seller acknowledges Buyer may desire to discuss or otherwise inquire about matters related to the Property with various governmental entities, Seller’s consultants, and other third parties. In this regard, Buyer is permitted to contact all necessary third parties, and discuss with such third parties the Due Diligence Documents; provided, however (during the Escrow), for all governmental entities and third parties that are in privity of contract with Seller (but not third party consultants of Buyer), Seller is first given at least two (2) business days’ prior written notice (email acceptable for this clause) and a reasonable opportunity to be present at such contact or discussions at a time and location reasonably convenient to Seller. Buyer acknowledges and agrees that Seller makes no covenant, representation or warranty whatsoever as to the statements or communications of these third parties, including their content, reliability, accuracy and completeness and Seller shall have no liability to Buyer for any inaccuracies, misstatements or deficiencies in any such communications with such third-parties.

5.1.4            Return of Documents. If this Agreement is terminated prior to Closing for any reason (except as provided in (iii) below), then promptly following such termination, and as a condition of the return of the Deposit to Buyer if Buyer is so entitled in accordance with the terms of this Agreement, Buyer shall within three (3) business days after termination: (i) delete or destroy all original Due Diligence Documents and copies made by Buyer or transferees thereof from Buyer; and (ii) provide a certification by Buyer that all electronic records and files pertaining to the Property have been deleted or destroyed.

5.2            Appraisal. An appraiser engaged by Buyer’s lender (if any) shall have the right at reasonable times and subject to the rights of tenants, to enter the Land and Improvements, for the purpose of conducting such appraiser’s appraisal thereof. Buyer agrees to provide Seller with two (2) business days’ notice prior to any such entry of the Land and Improvements. Seller shall have the right to have one (1) or more of its agents or representatives accompany the appraiser at all times while the appraiser is on the Property, so long as Seller and/or such representatives make themselves available at the reasonable times when the appraiser intends to access the Property.

5.3            Inspections. Until the expiration of the Due Diligence Contingency Period, Buyer, through its agents, employees and independent contractors (“Buyer’s Agents”), has the right to enter the Land and Improvements, for the purpose of inspecting the same and performing, at its sole cost and expense, environmental, engineering and other inspection or tests thereon. Buyer agrees to provide Seller with no less than two (2) business days’ notice prior to performing any such inspections or tests, which inspections and tests shall be subject to Seller’s reasonable approval. Buyer shall have no right to perform any invasive testing or borings without Seller’s prior written consent which shall not be unreasonably withheld, conditioned or delayed. Seller shall have the right to have one (1) or more of its agents or representatives accompany Buyer or Buyer’s Agents at all times while Buyer or Buyer’s Agents are on the Property provided that Seller’s agents or representatives are reasonably available. As a condition to any entry, Buyer shall provide Seller with sufficient evidence to show that Buyer and Buyer’s Agents, who are to enter upon the Property, are adequately covered by a general commercial liability insurance policy issued by a carrier reasonably acceptable to Seller against any and all liability arising out of Buyer’s or Buyer’s Agents’ entry upon and Inspection of the Property, including any loss or damage to the Property, with coverage in the amount of not less than One Million Dollars ($1,000,000.00) per occurrence. Buyer’s liability insurance policy shall name Seller as an additional insured.

5.4            Indemnity. Buyer Indemnifies Seller, and its partners, members and managers, and each of their respective partners, members, managers, officers, directors, shareholders, employees, agents, consultants, and the existing tenants against any loss, damage or liability caused by Buyer or its employees or agents arising or connected with said presence on the Property, inspections and/or testing, including any mechanics’ or materialmen’s liens, attorneys’ fees and court costs incurred in connection with the defense of said claims; provided, however, such obligation shall not be applicable to Buyer’s mere discovery of any preexisting adverse physical or environmental condition at the Property. Buyer’s indemnity pursuant to this Section 5.4 shall survive the termination or expiration of this Agreement.

5.5            Due Diligence Contingency Period; Disapproval by Buyer. Buyer may terminate this Agreement for any reason whatsoever by delivery of written notice of such termination before the expiration of the Due Diligence Contingency Period. If Buyer delivers written notice of disapproval prior to the expiration of the Due Diligence Contingency Period, such written notice shall be deemed to be Buyer’s irrevocable election to terminate this Agreement, in which event all rights and obligations of the parties pursuant to this Agreement shall terminate other than any rights and obligations which, by the express terms hereof, survive any termination of this Agreement, and the Deposit shall be refunded to Buyer by Escrow Holder within three (3) business day after the expiration of the Due Diligence Contingency Period. In the event Buyer delivers written notice of approval or otherwise waives the Due Diligence Contingency, or ifBuyer fails to timely deliver Buyer’s written notice with respect to the Due Diligence Contingency prior to the expiration of the Due Diligence Contingency Period, then all of the conditions in Sections 5.1 and 5.2, and Buyer’s right to terminate per this Section 5.5 shall be deemed waived and Buyer shall have no further rights thereunder, the entire Deposit shall become fully non-refundable and thereafter shall be either applied or released as provided in Section 3.1 above. If Buyer terminates this Agreement before the expiration of the Due Diligence Contingency Period pursuant to this Section, the Cancellation Procedures shall apply.

5.6            Buyer Closing Conditions. The following are conditions to Closing for Buyer’s benefit, unless they have been waived by Buyer:

5.6.1            Default. As a Buyer Closing condition, (i) Seller shall not be in default of any Seller pre-Closing covenant under this Agreement and (ii) Seller’s representations and warranties in Section 8 of this Agreement shall be true and correct in all material respects as of the date of this Agreement and the Closing Date.

5.6.2            Changes. As a Buyer Closing condition, no Material Change (other than those which are timely cured prior to Closing) shall have occurred. The term “Change” means a physical, legal or operational change in the condition of the Property. Seller covenants to deliver prompt written notice of any Material Change discovered by Seller.

5.6.3            Title Policy. As a Buyer Closing condition, Title Company shall be irrevocably committed to issue at the Closing with respect to the Property an original standard coverage (or, at Buyer’s election and expense, extended coverage) owner’s policy of title insurance on the standard current form of Escrow Holder, in the amount of the Purchase Price, subject to no exceptions other than the Permitted Exceptions (the “Title Policy”).

5.6.4            Condemnation. As a Buyer Closing condition, neither Buyer nor Seller shall have received notice of a pending or threatened action, suit or proceeding to condemn or take all or any part of the Property under the power of eminent domain (“Condemnation”). Seller shall promptly notify Buyer in writing of any Condemnation pending or threatened in writing which Seller discovers after the Effective Date. If a Condemnation occurring after the Effective Date and prior to Closing but Buyer nonetheless waives this condition, then upon the Closing, Seller shall deliver all Condemnation awards received and assign the right to Buyer to any future Condemnation awards. Notwithstanding any Condemnation, there shall be no reduction in the Purchase Price.

5.6.5            Casualty. If prior to Closing there shall be any material damage or destruction to the Property by fire or other casualty, which cannot be repaired by Seller on or before the scheduled Closing Date, Buyer, at its election, may within thirty (30) days after receipt of written notice of such casualty, terminate this Agreement by written notice to Seller, whereupon the Cancellation Procedures shall apply. In the event that the Buyer does not terminate this Agreement as provided above, Seller shall assign and transfer to Buyer on the Closing Date, all of the Seller’s right, title and interest in and to the insurance proceeds paid or payable to Seller on account of such fire or other casualty and any deductible shall be credited against the Purchase Price. In the event that the proceeds of insurance intended to be assigned to Buyer hereunder are paid to the lender holding a mortgage on the Property, the Purchase Price shall be reduced by the amount of the proceeds of such insurance policy actually paid to such lender.

5.6.6            Delivery of Seller’s Closing Deliveries. Seller (a) has delivered all of the Seller’s Closing Deliveries as set forth in Section 6.3.1 and all of the documents and other items required pursuant to Section 4, and (b) has otherwise performed all other covenants, undertakings and obligations required by this Agreement, to be performed or complied with by Seller at or prior to Closing.

5.7            Failure. Upon failure of a Section 5.6 condition, Buyer may as its sole remedy (unless such condition failed as a result of Seller’s breach of a representation and warranty or covenant expressly set forth in this Agreement, in which case Buyer shall also have the remedies in Section 11.2), terminate this Agreement, whereupon the Cancellation Procedures shall apply.

5.8            Negotiation and Approval of Post-Closing and Financing Documents. As a condition to the obligations of both Buyer and Seller to consummate the Closing, the parties shall have negotiated, finalized, and mutually agreed upon the following documents, each in form and substance satisfactory to both Buyer and Seller (collectively, the “Required Documents”): (a) the Seller Note; (b) the Deed of Trust; (c) the TIC Agreement (defined below); and (d) the MSA (defined below). If the Required Documents have not been fully negotiated, finalized, and mutually executed on or before the date that is sixty (60) days after the Effective Date (the “Document Approval Deadline”), then either Buyer or Seller may terminate this Agreement by written notice, whereupon the Cancellation Procedures shall apply. Each party agrees to negotiate the Required Documents in good faith and with reasonable diligence.

6.            Closing.

6.1            Opening of Escrow. Escrow shall be opened upon delivery to Escrow Holder of a fully signed copy of this Agreement. Escrow Holder is hereby directed to disburse funds held by it in accordance with the terms and provisions of this Agreement, or as otherwise directed in a writing signed by both Buyer and Seller, or their legal counsel described in the Section 12 notice provisions. These instructions shall be irrevocable and shall supersede any conflicting provision in Escrow Holder’s general conditions or in any escrow instructions executed upon Escrow Holder’s request. This Agreement shall constitute escrow instructions to Escrow Holder. Seller and Buyer shall execute such reasonable additional and supplementary escrow instructions as may be appropriate to enable Escrow Holder to comply with the terms of this Agreement; provided, however, that in the event of any conflict between the provisions of this Agreement and any such additional or supplementary escrow instructions, the terms of this Agreement shall control.

6.2            Closing Date. Provided the Section 5.6 conditions have been satisfied or waived and the Section 6.3 deliveries have been made, the Closing shall occur on the Closing Date; provided, however, that if the Closing Date falls on a Saturday, Sunday or holiday the Closing shall occur on the next business day thereafter. The Closing shall take place through escrow at the Escrow Holder’s office or at such other place and time as the parties shall mutually agree.

6.3            Closing Deliveries.

6.3.1            By Seller. On or before one (1) business day prior to the Closing, Seller shall deliver or cause to be delivered to Escrow Holder the following, fully executed and acknowledged by Seller as applicable:

(1)         A grant deed in the form of Exhibit B, attached hereto (“Deed”);

(2)         Duplicate originals of the Assignment and Bill of Sale in the form of Exhibit C, attached hereto (“Bill of Sale”);

(3)         Duplicate originals of the tenancy-in-common agreement between Seller and Buyer governing the ownership, management, operation, and disposition of the Property after Closing (“TIC Agreement”);

(4)         Duplicate originals of the management services agreement pursuant to which Seller (or its affiliate, upon the consent of Buyer) will farm the Property for a certain period of time post-Closing (“MSA”);

(5)         A FIRPTA affidavit in a form prepared by Escrow Holder (“Affidavit”);

(6)         A duly executed Real Estate Withholding Exemption Certificate and Waiver Request for Non-Individual Sellers, California Form 593 (the “Withholding Certificate”);

(7)         Escrow Holder’s settlement statement;

(8)         Such owner’s affidavits and other documents as Escrow Holder may reasonably require in order to issue the Buyer’s Title Policy;

(9)        Any other monies, documents, instruments, records, correspondence or agreements called for hereunder that have not previously been delivered to Buyer; and

(10)       Originals (or copies certified to be true and correct) of all Warranties;

6.3.2            By Buyer. On or before the Closing, Buyer shall deliver, or cause to be delivered, to Escrow Holder the following, fully executed and acknowledged by Buyer as applicable:

(1)         The Closing Cash;

(2)         Duplicate originals of the Bill of Sale;

(3)         Duplicate originals of the TIC Agreement;

(4)         Duplicate originals of the MSA;

(5)         An original of the Seller Note;

(6)         An original of the Deed of Trust;

(7)         Escrow Holder’s settlement statement;

(8)         Any other monies, documents, instruments, records, correspondence or agreements called for hereunder that have not previously been delivered to Seller; and

(9)            A Preliminary Change of Ownership Report (PCOR) and Tax Transfer Affidavit (TTA) in the respective forms required by the County, executed on behalf of Buyer.

6.4            Closing Procedures.

6.4.1            Recordings. Upon receipt of the funds and instruments described in this Section 6 and written notice to proceed from Buyer and Seller, Escrow Holder shall record all documents necessary for title to the Property to be conveyed to Buyer free and clear of all liens and encumbrances and other matters of record, except for the Permitted Exceptions. Escrow Holder shall also record the Deed of Trust.

6.4.2            Deliveries. Following recording of the Deed and Deed of Trust, Escrow Holder shall immediately: (i) deliver to Buyer: the original Bill of Sale; the original Affidavit; and any other documents delivered into escrow by Seller; and (ii) deliver to Seller: the balance of the Purchase Price, less the Deposit and Independent Consideration to the extent made by Buyer and released to Seller, and less Seller’s share of prorations set forth in Section 6.5, and Seller’s Closing Costs set forth in Section 6.6; the original Seller Note; and any other documents delivered into escrow by Buyer.

6.4.3            Ex-Escrow Deliveries. Promptly following the Closing, Seller shall deliver to Buyer outside of Escrow (to be delivered to Buyer’s office at the notice address below) all of the following in Seller’s possession or control: keys to the Improvements; service contracts, if any assumed by Buyer; Intangible Property; and any other books and records pertaining exclusively to the Property and required, necessary or reasonably desirable for the future ownership and operation of the Property.

6.5            Prorations. At Closing, the following prorations shall be computed and apportioned between Buyer and Seller as of the date of Closing based on the ratio of the number of days in the period for which such charges are paid to the number of days in such period (i) before but not including the date of Closing and (ii) from and after the date of Closing:

6.5.1            The parties shall prorate all rents payable under the Leases (if any) (“Rents”). Buyer will receive a credit at Closing for the prorated amount of all Rent previously paid to, or collected by, Seller and attributable to any period from and after the Closing Date. Rents are “Delinquent” when they were due on or prior to the Closing Date, and payment thereof has not been made on or before the Closing Date. Delinquent Rent shall not be prorated at Closing. Seller shall be entitled to all rent collected prior to Closing and attributable to any period on or prior to the Closing Date, as well as any and all Rents collected after Closing to the extent such amount relates to any Delinquent Rent. Buyer shall be entitled to all Rents actually collected prior to Closing and attributable to any period on and after the Closing Date, as well as any Rents (other than Delinquent Rent) collected after the Closing Date. Any Rent collected by Seller and due Buyer per the terms of this Agreement shall be promptly remitted to Buyer by Seller except to the extent Buyer received a credit for such amounts through Escrow Holder in accordance with this Section 6.5.1. Notwithstanding anything to the contrary contained herein, the term “additional rents” shall mean any and all amounts due from the existing tenants for operating expenses, common area maintenance charges, taxes, shared utility charges, management fees, insurance costs, other comparable expenses and pass-through charges and any other tenant charges. The provisions of this Section 6.5.1 shall survive the Closing and the delivery of any conveyance documentation.

6.5.1.1 The parties shall not prorate Rents which are past due prior to the Closing Month (“Receivables”) until collected. Rents collected after Closing by Buyer shall be allocated: first to Buyer to the extent of collection costs; next to Buyer to the extent of Rents applicable to the post-Closing period and then due and payable; next to Seller to the extent of Receivables; and the remainder to Buyer. Buyer shall have no obligation to undertake collection efforts of any kind with respect to Rents due for any periods prior to the Closing. Seller shall retain the right to commence collection actions for Receivables (without any right to terminate the Leases or evict existing tenants).

6.5.2            Expenses. Water, sewer and utility charges and any other amounts payable under any service contracts assumed by Buyer.

6.5.3            Taxes. Real and personal property taxes and assessments on the Property (“Taxes”) shall be prorated on the actual number of days elapsed.

6.5.4            Security Deposits. The security deposits held by Seller under Leases shall be given to Buyer by a credit to the cash required of Buyer at Closing.

6.5.5            Re-prorations. Seller and Buyer hereby agree that if any of the Section 6.5 prorations cannot be calculated accurately as of the Closing Date, then the same shall be estimated (based on current information then known, such as the most recent tax bills) for the purposes of Closing and within thirty (30) days after the Closing Date, or as soon thereafter as sufficient information is available to permit the parties to effectively and equitably calculate such prorations, either party owing the other party a sum of money based on such subsequent prorations shall pay such sum to the other party within ten (10) days after such calculations.

Escrow Holder, with the cooperation of Seller and Buyer, shall prepare a preliminary Closing settlement statement not less than three (3) business days before the Closing Date reflecting the prorations, apportionments, credits and adjustments described in this Section 6.5, and all other costs and credits required to be paid or credited pursuant to this Agreement on the Closing Date. Buyer and Seller shall each deliver an executed copy of the final, mutually agreed upon version of such settlement statement to the Escrow Holder on or prior to Closing. The provisions of this Section 6.5 shall survive the Closing.

6.6            Closing Costs. Seller shall pay: (1) the real estate transfer tax; (2) costs of removing any lien, assessment or encumbrance required to be discharged hereunder in order to convey title to the Property as herein provided; (3) the cost of the standard policy of title insurance required to be delivered pursuant to Section 5.6.3; (4) fifty percent (50%) of the Escrow Holder’s escrow fees; (5) Seller’s legal fees, (6) Broker’s fees (to be paid through escrow); and (7) such other costs and expenses related to the acquisition of the Property normally paid by a seller in the County. Buyer shall pay: (a) Deed recordation costs; (b) all costs of title insurance other than that described in subsection (3) above including, without limitation, premiums for extended and/or Lender’s coverage, any survey obtained by Buyer and any endorsements; (c) fifty percent (50%) of the Escrow Holder’s escrow fees; (d) Buyer’s legal fees, (e) the cost of any studies or investigations conducted by Buyer; (0 the cost of any appraisal by Buyer’s lender, and (g) such other costs and expenses related to the acquisition of the Property normally paid by a buyer in the County.

7.            Seller’s Escrow Period Covenants. Commencing on the Effective Date and continuing until the Closing or earlier termination of this Agreement, Seller covenants as follows:

7.1            Condition of Property. Subject to Section 7.3 below, Seller shall maintain the Property consistent with its current practices. From and after the expiration of the Due Diligence Contingency Period, Seller shall not amend or terminate any service contracts or enter into any new service contracts which cannot be canceled as of Closing without consent of Buyer. Seller shall promptly deliver or has delivered in accordance with the terms of this Agreement copies of all service contract terminations and amendments and new service contracts executed before the Effective Date. Seller will provide Buyer with copies of any notices, correspondence or other information in its possession or control that: (i) would have a Material impact on Seller’s ability to meet its obligations under this Agreement, (ii) would have a Material impact on the value of the Property or the ability of the parties to close the transaction contemplated herein, including, without limitation, the occurrence of any new and Material Hazardous Substances release at the Property in violation of Environmental Laws, (iii) pertains to a fire or other casualty causing Material damage to the Property, or any portion thereof, (iv) pertains to eminent domain proceedings or condemnation of or affecting the Property, or any portion thereof, (v) any Material default of any lien or security interest in or encumbering the Property, or any portion thereof, or (vi) any actual or threatened Material claim or litigation against Seller or affecting or relating to the Property, or any portion thereof.

7.2            Title. Seller shall not cause, permit or suffer any encumbrances or monetary liens on, or other changes to title to, the Property except for those expressly allowed as Permitted Exceptions. By Closing, Seller shall remove all Removed Exceptions.

7.3            Intentionally Omitted.

7.4            Failure. Upon failure of a Section 7.1 or 7.2 covenant Buyer shall be entitled to the remedies in Section 11.2.

7.5            Crop Ownership. The Crops shall remain the personal property of Seller who shall, at all times before and after Closing, have unrestricted and unimpeded access to monitor, protect, maintain, and harvest the Crops. All harvest costs shall be borne by Seller and the proceeds from the same shall belong solely to Seller until the end of the 2026 harvest season, meaning the period of time commencing on or about August 1, 2026 and expiring on the date that all Crops have been harvested, in no event later than November 30, 2026. Beginning on the first day after the end of the 2026 harvest season, the rights and responsibilities relating to the growing, maintenance, harvesting, and sale of the Crops shall be governed exclusively by the Management Services Agreement. This Section 7.5 constitutes a post-Closing covenant and shall survive the Closing, and any termination or expiration of this Agreement.

8.            Seller Representations and Warranties. Except as otherwise expressly set forth to the contrary in this Agreement or otherwise disclosed in the Due Diligence Documents, Seller makes the following representations and warranties as of the Effective Date and again as of Closing, subject to Section 13.9:

8.1            Seller is duly organized, validly existing and in good standing under California law. Seller has obtained all necessary authorizations and consents to enable it to execute and deliver this Agreement and to consummate the transaction contemplated hereby. This Agreement and the other documents to be executed by Seller hereunder will have been duly entered into by Seller and will constitute legal, valid and binding obligations of Seller enforceable in accordance with their respective terms.

8.2            Seller is not a “foreign person” within the meaning of Section 1445(0(3) of the Internal Revenue Code of 1986, as amended.

8.3            The execution, delivery and performance of this Agreement and the Closing hereunder will not conflict with any agreement, contract or law applicable to Seller nor constitute a default under any agreement or instrument to which Seller is a party or by which Seller or the Property are bound.

8.4            Seller has not: (1) made a general assignment for the benefit of creditors; (2) filed any voluntary petition in bankruptcy; (3) received notice of the appointment of a receiver to take possession of all or substantially all of its assets; (4) received notice of the attachment or other judicial seizure of all or substantially all of its assets; (5) admitted in writing its inability to pay its debts as they come due; or (6) made an offer of settlement, extension or composition to its creditors generally.

8.5            There is no litigation, arbitration or administrative proceeding served upon Seller or, to Seller’s Knowledge pending or threatened in writing against Seller, with respect to the Property or this Agreement.

8.6            Seller has received no written notice from any governmental authority with jurisdiction over the Property (i) of a pending condemnation; or (ii) alleging any current violation of any laws applicable to the Property.

8.7            Seller is not now, and shall not at any time until the Closing Date be, an individual, corporation, partnership, joint venture, association, joint stock company, trust, trustee, estate, limited liability company, unincorporated organization, real estate investment trust, government or any agency or political subdivision thereof, or any other form of entity (collectively, a “Person”) with whom a United States citizen, entity organized under the laws of the United States or its territories (collectively, a “U.S. Person”) is prohibited from transacting business of the type contemplated by this Agreement, whether such prohibition arises under United States law, regulation, executive orders and lists published by the Office of Foreign Assets Control, Department of the Treasury (“OFAC”) (including those executive orders and lists published by OFAC with respect to Specially Designated Nationals and Blocked Persons) or otherwise. Neither Seller nor any Person who is affiliated with or owns an interest in Seller (collectively, a “Seller Party”) does business with, sponsors, or provides assistance or support to, the government of, or any person located in, any country, or with any other person, targeted by any of the economic sanctions of the United States administered by OFAC; Seller is not owned or controlled (within the meaning of the regulations promulgating such sanctions or the laws authorizing such promulgation) by any such government or person; and any payments and/or proceeds received by Seller under the terms of this Agreement will not be used to fund any operations in, finance any investments or activities in or make any payments to, any country, or to make any payments to any person, targeted by any of such sanctions.

8.8            Neither Seller nor any Seller Party, nor any Person having a beneficial interest in Seller, nor any Person for whom Seller is acting as agent or nominee, nor any Person providing funds to Seller: (i) is under investigation by any governmental authority for, or has been charged with, or convicted of, money laundering, drug trafficking, terrorist related activities, any crimes which in the United States would be predicated crimes to money laundering, or any violation of any laws, regulations and sanctions, state and federal, criminal and civil, that (1) limit the use of and/or seek the forfeiture of proceeds from illegal transactions, (2) limit commercial transactions with designated countries or individuals believed to be terrorists, narcotics dealers or otherwise engaged in activities contrary to the interests of the United States, (3) require identification and documentation of the parties with whom a Financial Institution conducts business, or (4) are designed to disrupt the flow of funds to terrorist organizations, including the USA PATRIOT Act of 2001, Pub. L. No. 107-6 (the “Patriot Act”), the Bank Secrecy Act, 31 U.S.C. Section 5311 et. seq., the Trading with the Enemy Act, 50 U.S.C. App. Section 1 et. seq., the International Emergency Economic Powers Act, 50 U.S.C. Section 1701 et. seq., and the sanction regulations promulgated pursuant thereto by the OFAC, as well as laws relating to regulations and sanctions are referred to (collectively, as “Anti-Money Laundering Laws”); (ii) has been assessed civil or criminal penalties under any Anti-Money Laundering Laws; (iii) has had any of its funds seized or forfeited in any action under any Anti-Money Laundering Laws; (iv) is a person or entity that resides or has a place of business in a country or territory which is designated as a Non-Cooperative Country or Territory by the Financial Action Task Force on Money Laundering, or whose subscription funds are transferred from or through such a jurisdiction; (v) is a “Foreign Shell Bank’ within the meaning of the Patriot Act (i.e., a foreign bank that does not have a physical presence in any country and that is not affiliated with a bank that has a physical presence and an acceptable level of regulation and supervision); (vi) is a person or entity that resides in, or is organized under the laws of, a jurisdiction designated by the Secretary of the Treasury under Section 311 or 312 of the Patriot Act as warranting special measures due to money laundering concerns; (vii) is an entity that is designated by the Secretary of the Treasury as warranting such special measures due to money laundering concerns; or (viii) is a person or entity that otherwise appears on any United States government-provided list of known or suspected terrorists or terrorist organizations.

8.9            Except as is otherwise set forth in any environmental reports and other Due Diligence Documents (including Seller’s Reports) delivered to Buyer by Seller pursuant to Section 5.1.1 hereof: (a) Seller has received no written notice of: (i) any Hazardous Materials conditions with respect to the Property that violate Environmental Law, or (ii) the existence of any underground storage tanks at the Property whether such tanks violate Environmental Law or not, and (b) to Seller’s Knowledge, there has not been and does not presently exist a release of Hazardous Materials or any Hazardous Materials conditions on the Property that violates Environmental Law and the Property does not violate Environmental Law. “Environmental Law” shall mean all federal, state and local laws, ordinances, rules and regulations now or hereafter in force, whether statutory or common law, as amended from time to time, and all federal and state court decisions, consent decrees and orders interpreting or enforcing any of the foregoing, in any way relating to or regulating human health or safety, or industrial hygiene or environmental conditions, or protection of the environment, or pollution or contamination of the air, soil, surface water or groundwater, and includes, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. § 9601, et seq., the Resource Conservation and Recovery Act, 42 U.S.C. § 6901, et seq., and the Clean Water Act, 33 U.S.C. § 1251, et seq.

8.10          Fee simple ownership of the Property is vested solely in Seller and except as provided in the Permitted Exceptions, no other person or entity has any right, title, or interest in or to the Property. Except as set forth in the Permitted Exceptions, the Property is not subject to any leases (written or oral), unrecorded easements, options to purchase, rights of first purchase or refusal, or any other unrecorded agreement or contract to use, lease, or purchase the Property. The Property is not subject to any master marketing fees and/or any profit and/or price participation agreement.

8.11          Except as disclosed in the Due Diligence Documents (including the rent roll furnished by Seller to Buyer hereunder), to Seller’s Knowledge: (a) there is no uncured default by any existing tenant under any of the Leases, and (b) Seller has received no written notice of any default by Seller under the Leases which has not been cured.

9.             Buyer Representations; Waiver and Release; Indemnity. Buyer represents and warrants as of the Effective Date and again as of the Closing as follows:

9.1            Buyer is duly organized, validly existing and in good standing under the law of the state of its formation and, if Buyer is formed in a State other than California then Buyer is duly qualified to transact business in California. Buyer has obtained all necessary authorizations and consents to enable it to execute and deliver this Agreement and to consummate the transaction contemplated hereby. This Agreement and the other documents to be executed by Buyer hereunder will have been duly entered into by Buyer and will constitute legal, valid and binding obligations of Buyer enforceable in accordance with their respective terms.

9.2            The execution, delivery and performance of this Agreement and the Closing hereunder will not conflict with any agreement, contract or law applicable to Buyer nor constitute a default under any agreement or instrument to which Buyer is a party or by which Buyer is bound.

9.3            Buyer has not (i) made a general assignment for the benefit of creditors; (ii) filed any voluntary petition in bankruptcy against it; (iii) received notice of the appointment of a receiver to take possession of all or substantially all of its assets; (iv) received notice of the attachment or other judicial seizure of all or substantially all of its assets; (v) admitted in writing its inability to pay its debts as they come due; or (vi) made an offer of settlement, extension or composition to its creditors generally.

9.4            Buyer and its principals have significant knowledge and experience in operating, owning, developing, leasing and managing properties similar to the Project. Buyer or its consultants/advisors have the expertise, knowledge and experience to analyze the Property and the Project.

9.5            Buyer is not now, and shall not at any time prior to the Closing Date be, a Person (as such term is defined in Section 8.7, above) with whom a U.S. Person (as such term is defined in Section 8.7, above) is prohibited from transacting business of the type contemplated by this Agreement, whether such prohibition arises under United States law, regulation, executive orders and lists published by the Office of Foreign Assets Control, Department of the Treasury (“OFAC”) (including those executive orders and lists published by OFAC with respect to Specially Designated Nationals and Blocked Persons) or otherwise. Neither Buyer nor any Person who is affiliated with or owns an interest in Buyer (collectively, a “Buyer Party”) does business with, sponsors, or provides assistance or support to, the government of, or any person located in, any country, or with any other person, targeted by any of the economic sanctions of the United States administered by OFAC; Buyer is not owned or controlled (within the meaning of the regulations promulgating such sanctions or the laws authorizing such promulgation) by any such government or person; and any payments and/or proceeds received by Buyer under the terms of this Agreement will not be used to fund any operations in, finance any investments or activities in or make any payments to, any country, or to make any payments to any person, targeted by any of such sanctions.

9.6            Neither Buyer nor any Buyer Party, nor any Person having a beneficial interest in Buyer, nor any Person for whom Buyer is acting as agent or nominee, nor any Person providing funds to Buyer: (i) is under investigation by any governmental authority for, or has been charged with, or convicted of, money laundering, drug trafficking, terrorist related activities, any crimes which in the United States would be predicated crimes to money laundering, or any violation of any laws, regulations and sanctions, state and federal, criminal and civil, that (1) limit the use of and/or seek the forfeiture of proceeds from illegal transactions, (2) limit commercial transactions with designated countries or individuals believed to be terrorists, narcotics dealers or otherwise engaged in activities contrary to the interests of the United States, (3) require identification and documentation of the parties with whom a Financial Institution conducts business, or (4) are designed to disrupt the flow of funds to terrorist organizations, including the USA PATRIOT Act of 2001, Pub. L. No. 107-6 (the “Patriot Act”), the Bank Secrecy Act, 31 U.S.C. Section 5311 et. seq., the Trading with the Enemy Act, 50 U.S.C. App. Section 1 et. seq., the International Emergency Economic Powers Act, 50 U.S.C. Section 1701 et. seq., and the sanction regulations promulgated pursuant thereto by the OFAC, as well as laws relating to regulations an sanctions are referred to (collectively, as “Anti-Money Laundering Laws”); (ii) has been assessed civil or criminal penalties under any Anti-Money Laundering Laws; (iii) has had any of its funds seized or forfeited in any action under any Anti-Money Laundering Laws; (iv) is a person or entity that resides or has a place of business in a country or territory which is designated as a Non-Cooperative Country or Territory by the Financial Action Task Force on Money Laundering, or whose subscription funds are transferred from or through such a jurisdiction; (v) is a “Foreign Shell Bank” within the meaning of the Patriot Act (i.e., a foreign bank that does not have a physical presence in any country and that is no affiliated with a bank that has a physical presence and an acceptable level of regulation and supervision); (vi) is a person or entity that resides in, or is organized under the laws of, a jurisdiction designated by the Secretary of the Treasury under Section 311 or 312 of the Patriot Act as warranting special measures due to money laundering concerns; (vii) is an entity that is designated by the Secretary of the Treasury as warranting such special measures due to money laundering concerns; or (viii) is a person or entity that otherwise appears on any United States government-provided list of known or suspected terrorists or terrorist organizations.

9.7            Except for Seller’s express representations set forth in Section 8 above, Buyer acknowledges that (1) Seller has not made (and specifically negates and disclaims) any representations or warranties, promises, covenants, agreements or guarantees of any kind, character or nature whatsoever, whether express, implied or otherwise, oral, or written, of, as to, concerning or relating to any Property conditions including the structural integrity of the Improvements, the conformity of the Improvements to any plans or specifications for the Property, conformity to past, current or future zoning or building code requirements, the existence of soil instability, soil repairs, and any other soil conditions, sufficiency of underpinning and drainage, the existence of any flood plains or flood hazards or similar conditions, every other matter affecting the stability or integrity of the Land or Improvements, the environmental condition of the Property and the income and expenses generated by the Property; (2) by the expiration of the Due Diligence Contingency Period, Buyer will have examined, reviewed and inspected all Property conditions and other matters which, in Buyer’s judgment, bear upon the Property and its value and suitability for Buyer’s purposes; (3) by the expiration of the Due Diligence Contingency Period, Buyer will have examined the Leases and conducted its own determination as to the feasibility of the Project; (4) upon Closing, Buyer will acquire the Property solely on the basis of its own examinations, studies, review and inspections, the express representations and warranties of Seller in Section 8 above, and the title insurance protection afforded by the owner’s title policy; and (5) upon Closing, Buyer shall assume the risk that Property and Project conditions may not have been revealed by Buyer’s investigations. Except as otherwise expressly provided in this Agreement, Buyer acknowledges and agrees that upon the Closing, Buyer will be purchasing the Property on an “AS IS, WHERE IS, WITH ALL FAULTS” basis, without representation or warranty of any kind, character or nature, express, implied or otherwise, except for Seller’s express representations set forth in Section 8 above, subject to the time limitations and limitation of damages set forth herein. Seller does not warrant the Property to be free from defects and Buyer expressly accepts the possibility of such defects.

9.8            Waiver and Release. Buyer acknowledges and agrees that the terms and conditions of this Agreement, including those set forth in this Section 9, are an integral part of this Agreement and that Seller would not have agreed to sell the Property to Buyer without the provisions set forth in this Agreement. Without limiting the generality of the foregoing, except with respect to the Buyer’s Excluded Claims (as defined in Section 9.9 below), Buyer, as a material inducement to Seller effective as of Closing, hereby expressly waives and relinquishes any and all rights and remedies Buyer may have against Seller Parties, whether now, as of Closing, or thereafter, and whether known or unknown, arising from or related to any matter of any nature relating to the Property, including without limitation the investigation, acquisition, entitlement or development of the Project, or any condition or circumstance affecting the Property, its financial viability, use or operation, or any portion thereof (collectively, “Claims”). The waivers and releases by Buyer herein contained shall survive Closing and the recordation of the Grant Deed and shall not be deemed merged into the Grant Deed upon recordation. Except to the extent constituting Buyer’s Excluded Claims under Section 9.9 below, this release includes (i) Claims of which Buyer is presently unaware, (ii) Claims of which Buyer is unaware as of Closing, and (iii) Claims which Buyer does not presently or as of Closing suspect to exist in its favor which, if known by Buyer, would materially affect Buyer’s release of the Seller. In connection with the general release set forth in this Section 9.8, Buyer, after consultation with legal counsel and with full knowledge of the consequences of its actions, hereby waives the provisions of California Civil Code Section 1542, which provides:

”A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release, and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.” Ds

Buyer’s	Initials

9.9            Buyer’s Excluded Claims Definition. Notwithstanding anything to the contrary in this Agreement, the above release shall not apply to any claims based on Seller’s fraud or intentional misrepresentation (collectively, “Buyer’s Excluded Claims”).

9.10          Indemnity. [intentionally deleted]

9.11          Survival. Buyer’s agreements and covenants under this Section 9 shall survive the Closing or termination of this Agreement prior to Closing.

10.           Brokerage Commissions. Except for the commission payable by Seller to Seller’s broker, Sotheby’s International Realty (“Broker”), each of Seller and Buyer represents and warrants to the other that no other real estate commission, broker’s fee, or finder’s fee is payable in connection with the transaction contemplated by this Agreement. In addition, Buyer represents and warrants to Seller that Buyer has not engaged any broker, agent, or finder in connection with this transaction and no commission, finder’s fee, or other compensation is due to any third party based on the acts or conduct of Buyer. Each party (as “Indemnifying Party”) Indemnifies the other party (as “Indemnified Party”) from and against any and all liabilities, claims, demands, damages, or costs of any kind (including attorneys’ fees and costs and expenses) arising out of or relating to any broker’s, finder’s, or similar fees or commissions (“Broker Claims”) alleged to be due by reason of the conduct of the Indemnifying Party in connection with this transaction. The provisions of this Section shall survive the Closing hereunder.

11.           Defaults.

11.1          Buyer Default. IF ESCROW FAILS TO CLOSE DUE TO BUYER’S DEFAULT UNDER THIS AGREEMENT, WHICH FAILURE IS NOT CURED (IF CURABLE) WITHIN FIVE (5) DAYS AFTER RECEIPT BY BUYER OF WRITTEN NOTICE FROM SELLER, SELLER WILL BE DAMAGED AND WILL BE ENTITLED TO COMPENSATION FOR THOSE DAMAGES. SUCH DAMAGES WILL, HOWEVER, BE EXTREMELY DIFFICULT AND IMPRACTICAL TO ASCERTAIN FOR THE FOLLOWING REASONS: (1) THE DAMAGES SELLER WOULD BE ENTITLED TO IN A COURT OF LAW WILL BE BASED IN PART ON THE DIFFERENCE BETWEEN THE ACTUAL VALUE OF THE PROPERTY AT THE TIME SET FOR THE CLOSING AND A PURCHASE PRICE FOR THE PROPERTY AS SET FORTH IN THIS AGREEMENT; (2) PROOF OF THE AMOUNT OF SUCH DAMAGES WILL BE BASED ON OPINIONS OF VALUE OF THE PROPERTY, WHICH CAN VARY IN SIGNIFICANT AMOUNTS; AND (3) IT IS IMPOSSIBLE TO PREDICT AS OF THE DATE ON WHICH THIS AGREEMENT IS MADE THE EXTENT TO WHICH THE VALUE OF THE PROPERTY WILL INCREASE AS OF THE DATE SET FOR THE CLOSING. BUYER DESIRES TO LIMIT THE AMOUNT OF DAMAGES FOR WHICH BUYER MIGHT BE LIABLE SHOULD BUYER BREACH THIS AGREEMENT AS AFORESAID. BUYER AND SELLER WISH TO AVOID THE COST AND LENGTHY DELAYS WHICH WOULD RESULT IF SELLER FILED A LAWSUIT TO COLLECT ITS DAMAGES FOR A BREACH OF THIS AGREEMENT. THEREFORE, IF ESCROW FAILS TO CLOSE DUE TO A BUYER DEFAULT AS DESCRIBED ABOVE, THE SUM THEN REPRESENTED BY THE DEPOSIT (WHETHER THEN HELD BY ESCROW HOLDER OR SELLER) SHALL BE DEEMED TO CONSTITUTE A REASONABLE ESTIMATE OF SELLER’S DAMAGES UNDER THE PROVISIONS OF SECTION 1671 OF THE CALIFORNIA CIVIL CODE, AND SELLER’S SOLE AND EXCLUSIVE REMEDY IN THE EVENT OF THE FAILURE TO CLOSE ESCROW RESULTING FROM SUCH BUYER DEFAULT SHALL BE LIMITED TO SUCH AMOUNTS AND SELLER SHALL HAVE NO RIGHT TO AN ACTION FOR SPECIFIC PERFORMANCE OF ANY PROVISIONS OF THIS AGREEMENT. IN CONSIDERATION OF THE PAYMENT OF SUCH LIQUIDATED DAMAGES, SELLER WILL BE DEEMED TO HAVE WAIVED ALL OTHER CLAIMS FOR DAMAGES OR RELIEF AT LAW OR IN EQUITY EXCLUDING ATTORNEYS FEES AND COSTS PER SECTION 13.13 TO ENFORCE THIS SECTION 11.1 BUT INCLUDING ANY RIGHTS SELLER MAY HAVE PURSUANT TO SECTION 1680 OR SECTION 3389 OF THE CALIFORNIA CIVIL CODE. BY INITIALING THIS PROVISION IN THE SPACES BELOW, SELLER AND BUYER EACH SPECIFICALLY AFFIRM THEIR RESPECTIVE AGREEMENTS CONTAINED HEREIN AND AGREE THAT SUCH SUM IS A REASONABLE SUM CONSIDERING THE CIRCUMSTANCES AS THEY EXIST ON THE DATE OF THIS AGREEMENT.

SELLER’S INITIALS _____                  BUYER’S INITIALS _____

11.2          Seller Default. Notwithstanding anything to the contrary set forth in this Agreement, if Seller defaults under any of the terms of this Agreement prior to Closing and if such default is not cured within five (5) days after receipt by Seller of written notice from Buyer (a “Seller Default”), Buyer shall be entitled as the sole and exclusive remedy of Buyer to either: (1) terminate this Agreement and receive a refund of the Deposit, less the Independent Consideration, and payment of the Buyer’s Reasonable Costs; or (2) commence an action for specific performance which shall include recovery of the court costs, expert fees and attorney fees and disbursements reasonably incurred in successfully prosecuting a specific performance claim (which award may be set off against the Purchase Price at Closing) but no actual, consequential, or punitive damages; provided, however, in the event Seller sells the Property to a third party in violation of the terms of this Agreement and which sale serves to defeat Buyer’s right to specific performance, then Buyer shall be entitled to (i) the return of its Deposit, less the Independent Consideration, and payment of Buyer’s Reasonable Costs, (ii) all of Buyer’s court costs, expert fees and attorney fees and disbursements reasonably incurred in the specific performance claim, and (iii) the amount equal to the monetary difference between the Purchase Price hereunder and the consideration paid to the Seller under the third party sale in violation of this Agreement. In no event shall Buyer be entitled to actual, punitive or consequential damages. Moreover, no claim for a breach of any representation or warranty or covenant of Seller shall be actionable or payable if the breach in question was actually known to Buyer prior to closing. Any claim for a breach of a representation, warranty or covenant of Seller shall in all cases be subject to the limitations set forth in Section 13.10.

12.            Notices. All notices, elections, requests and other communication hereunder shall be in writing and shall be deemed given (a) when personally delivered or delivered by reputable overnight courier service; (b) two (2) business days after being deposited in the United States mail, postage prepaid, certified or registered; or (c) emailed notice provided such notice is followed by one (1) of the other methods described herein. Phone numbers are provided for convenience only and shall not constitute effective notice. Notices shall be addressed as follows (or to such other person or at such other address, of which any party hereto shall have given written notice as provided herein):

If to Buyer:	Peak Holdings, LLC
9595 Wilshire Blvd, Suite 700
Beverly Hills, CA 90212
	Email:	****@peakholdings.com
	Phone:	(310) 273-4177

With a copy to:	J. Bennett Friedman, Esq.
Friedman Law Group, P.C.
1901 Avenue of the Stars, Suite 1000
Los Angeles, CA 90067
	Email:	*****@flg-law.com
	Phone:	(310) 552-8210

If to Seller:	Windfall Investors, LLC
Harold Edwards
1141 Cummings Road
Santa Paula, CA 93060
	Email:	****@limoneira.com
	Phone:	(805) 525-5541 x. 1035

With a copy to:	Joshua P. Rabinowitz and Sydne R. Levy
Brownstein Hyatt Farber Schreck, LLP
1020 State Street
Santa Barbara, CA 93101
	Email:	******@bhfs.com: ****@bhfs.com
	Phone:	(805) 882-1421

If to Broker:	Sotheby’s International Realty
2900 Nojoqui Avenue
Los Olivos, CA 93441
Attn: Chris Atkinson & Patty Murphy
	Email:	****@pppcre.com
	Phone:	(626 695-2100

13.           Miscellaneous Provisions.

13.1          Binding Effect; Assignment. This Agreement shall be binding upon and shall inure to the benefit of Seller and Buyer and their respective successors and permitted assigns. Prior to the Closing neither party shall sell, assign, transfer, convey, encumber, hypothecate or otherwise divest itself of, in whole or in part, any of its rights or obligations under this Agreement without in each instance obtaining the prior written consent of the other party, which consent may be withheld in such party’s sole and absolute discretion, except that the Buyer may assign this Agreement without Seller’s consent to one (1) or more special purpose entities created by Buyer, or any entity or affiliated entities owned in part and controlled by Buyer, or under common control with Buyer, provided that Buyer shall give Seller and Title Company prior written notice of such assignment and such assignment shall in no event delay the Closing; provided further that, in the event this Agreement shall be assigned by Buyer to any one (1) or more entities owned in part and controlled or managed by the Buyer, the Buyer named herein shall thereafter be released from the obligations of the “Buyer” hereunder. No assignment pursuant to this section will relieve the assignor of any of its obligations or liabilities under this Agreement, and Buyer shall continue to be obligated for its or its assignee’s performance hereunder, and any assignment permitted under this Section 13.1 shall be documented by a written assignment in substantially the form attached hereto as Exhibit D executed by the assignor and the permitted assignee and delivered to the non-assigning party, under which the assignee will agree in writing to assume the assignor’s obligations and liabilities hereunder.

13.2          Captions. The several headings and captions of the sections and subsections used herein are for convenience of reference only, and shall in no way be deemed to limit, define or restrict the substantive provisions of this Agreement.

13.3          Entire Agreement; No Recording. This Agreement constitutes the entire agreement of Buyer and Seller with respect to the purchase and sale of the Property and supersedes any prior or contemporaneous agreement with respect thereto. No amendment or modification of this Agreement shall be binding upon the parties unless made in writing and signed by both Seller and Buyer. This Agreement shall not be recorded by any party and, if recorded by any party, the other party hereto may immediately terminate all of its obligations under this Agreement, and the party who recorded the Agreement shall pay all reasonable costs and attorneys’ fees in removing this Agreement of record.

13.4          Time of Essence. Time is of the essence with respect to the performance of all the terms, conditions and covenants of this Agreement.

13.5          Governing Law. This Agreement and the rights of the parties hereunder shall be governed by and construed in accordance with the laws and customs of the State of California.

13.6          Counterparts. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which, when so executed, shall be deemed an original, but all such counterparts shall constitute but one and the same instrument. This Agreement and any amendments may be executed and then delivered by fax, scanned email or other electronic means which shall constitute effective execution and delivery.

13.7          Tax-Deferred Exchange. Buyer and/or Seller (“Exchangor”), at its option, may close the transfer of the Property as an exchange of real property qualifying under Section 1031 of the Internal Revenue Code of 1986, as amended (which may include distribution of Property tenancy-in-common interests to beneficial owners from Seller in redemption of their interest in Seller). If the Exchangor so elects, then (i) the Exchangor may delegate its obligations and assign its rights under this Agreement to a deferred exchange intermediary (an “Intermediary”) pursuant to documentation reasonably acceptable to the Parties and the Intermediary; (ii) such delegation and assignment shall in no way reduce, modify or otherwise affect the obligations of Exchangor pursuant to this Agreement; (iii) Exchangor shall remain fully liable for its obligations under this Agreement as if such delegation and assignment shall not have taken place; (iv) Intermediary shall have no liability to the other party, notwithstanding such delegation and assignment; and (v) the Closing of the transfer of the Property shall be undertaken by direct deed from Seller to Buyer. Notwithstanding the foregoing, either party’s election to pursue a tax-deferred exchange shall not alter, amend, or in any way modify the terms of this Agreement, including strict compliance with all time periods and dates.

13.8          Confidentiality; Nonexclusivity.

13.8.1          Buyer acknowledges that it is in the best interest of Buyer and Seller to maintain the confidentiality of the terms and provisions of this Agreement and the materials relating thereto. Except as otherwise provided herein, Buyer shall not disclose any of the terms or provisions of this Agreement prior to the Closing to any person or entity not a party to this Agreement except attorneys, accountants, lenders, and other consultants on a need-to-know basis and as required by law), nor, prior to the Closing shall Buyer issue any press release or make any public statement relating to this Agreement or Buyer’s intended use of the Property without the written consent of Seller. Buyer shall keep all materials provided or made available to Buyer by Seller, and all materials generated by Buyer in the course of conducting its inspections, review of books and records, and other due diligence activities relating to the Property (including, without limitation, matters relating to the environmental condition of the Property), whether obtained through documents, oral or written communications, or otherwise (collectively, the “Information”), in the strictest confidence. Under no circumstances shall any of the Information be used for any purpose other than the investigation of the Property in connection with its purchase by Buyer and contemplated under this Agreement. Buyer shall cause the confidentiality obligations set forth in this Section to be agreed to by Buyer’s attorneys, auditors, consultants, lenders, accountants and any other third parties Buyer may employ or with which Buyer may work in connection with this transaction and the investigations and terms contemplated hereunder.

13.8.2          After the Effective Date and through the earlier of the expiration or termination of this Agreement, or the Closing, Seller shall neither negotiate with, nor otherwise pursue a sale (such as a “back-up” offer), lease, or other disposition of the Property from third-parties.

13.9          Survival. Seller’s representations, warranties and covenants shall survive Closing for a period of six (6) months after the recordation of the Deed and will thereupon terminate except to the extent of any claims expressly specified in a lawsuit then filed and served prior to said time. Moreover, no claim for a breach of any representation or warranty or covenant of Seller shall be actionable or payable if the breach in question was actually known to Buyer prior to Closing.

13.10        Limitation on Seller’s Liability. Buyer acknowledges and agrees that its recourse against Seller under this Agreement for a default by Seller hereunder is limited to the remedies set forth in Section 11.2, and in no event shall Buyer seek or attempt to obtain any recovery or judgment against any other assets (if any) of Seller, or any of Seller’s direct or indirect trustees, beneficiaries, members, partners, directors, officers, agents, employees or shareholders. Other than Buyer’s Excluded Claims, in no other event shall Seller’s liability under this Agreement exceed One Million Five Hundred Thousand Dollars ($1,500,000.00). In addition, Buyer shall have no right to bring a cause of action against Seller unless the damage to Buyer on account of such breach (individually or combined with damages from other breaches) equals or exceeds Fifty Thousand Dollars ($50,000.00).

13.11        No Partnership. Nothing herein shall be deemed to create a joint venture, partnership or similar relationship between Buyer and Seller with respect to the Property or Project. The parties acknowledge and agree that no such relationship exists between the parties, and that no such relationship is intended to be created between the parties.

13.12        IRS Real Estate Sales Reporting. Buyer and Seller hereby appoint Escrow Holder as, and Escrow Holder agrees to act as, “the person responsible for closing” the transaction which is the subject of this Agreement pursuant to Internal Revenue Code Section 6045(e). Escrow Holder shall prepare and file all informational returns, including, without limitation, IRS Form 1099-S and shall otherwise comply with the provisions of Internal Revenue Code Section 6045(e). Escrow Holder agrees to comply with the provisions of Executive Order 13224 regarding the Specially Designated Nationals Blocked Persons list.

13.13        Attorneys’ Fees. If any action is instituted between any one (1) or more of Buyer, Seller and Escrow Holder in connection with the enforcement of this Agreement or any provision hereof, the party prevailing in such action shall be entitled to recover from the other party all of its reasonable costs in bringing such action, including reasonable attorneys’ fees.

13.14        Further Assurances. In addition to the obligations required to be performed hereunder by the parties hereto at or prior to Closing, each party, from and after the Closing, shall execute, acknowledge and deliver such other instruments, documents, certificates, and notices, and take such actions as may reasonably be required in order to effectuate the purposes of this Agreement.

13.15        Business Days. In the event any date described in this Agreement relative to the performance of actions hereunder by Buyer, Seller and/or Escrow Holder falls on a Saturday, Sunday or legal holiday, such date shall be deemed postponed until the next business day thereafter.

13.16        Judicial Reference. Any dispute between the parties hereto pursuant to this Agreement shall, at the option of either party, be heard by a referee pursuant to the provisions of California Code of Civil Procedure Section 638 et seq., for a determination to be made which shall be binding upon the parties as if tried before a court or jury. The parties agree specifically as to the following: (i) within five (5) business days after service of a demand by a party hereto, the parties shall agree upon a single referee who shall then try all issues, whether of fact or law, and then report a finding or judgment thereon, provided that if the parties are unable to agree upon a referee either party may seek to have one appointed, pursuant to California Code of Civil Procedure Section 640, by the presiding judge of the County Superior Court; (ii) the compensation of the referee shall be such charge as is customarily charged by the referee for like services, and the cost of such proceedings shall initially be borne equally by the parties; provided, however, the prevailing party in such proceedings shall be entitled, in addition to all other costs, to recover its contribution for the cost of the reference as an item of damages and/or recoverable costs; (iii) if a reporter is requested by either party, then a reporter shall be present at all proceedings, and the fees of such reporter shall be borne by the party requesting such reporter and such fees shall be an item of recoverable costs, provided that only a party shall be authorized to request a reporter; (iv) the referee shall apply all California Rules of Procedure and Evidence and shall apply the substantive law of California in deciding the issues to be heard, and notice of any motions before the referee shall be given, and all matters shall be set at the convenience of the referee; (v) the referee’s decision under California Code of Civil Procedure Section 644, shall stand as the judgment of the court, subject to appellate review as provided by the laws of the State of California; (vi) the parties agree that they shall in good faith endeavor to cause any such dispute to be decided within six (6) months; and the date of hearing for any proceeding shall be determined by agreement of the parties and the referee, or if the parties cannot agree, then by the referee; and (vii) the referee shall have the power to award damages and all other relief.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

WINDFALL INVESTORS, LLC,
a California limited liability company

By: LIMONEIRA COMPANY, a Delaware corporation

By:	/s/ Harold Edwards
Name: Harold Edwards
Title: Chief Executive Officer

PEAK HOLDINGS, LLC,
a California limited liability company

By:	/s/ D. Gregory Scott
Name: D. Gregory Scott
Title: Manager

Acceptance: The undersigned hereby accepts its appointment as Escrow Holder under the terms of the foregoing Agreement and agrees to be bound by the terms and provisions thereof as its escrow instructions in connection with the contemplated transactions and in the performance of its duties as Escrow Holder.

FIDELITY NATIONAL TITLE COMPANY

By:

Date: _____________ ___, 2026

EXHIBIT A

Legal Description

[to be inserted from PTR]

EXHIBIT B

Form of Grant Deed

EXHIBIT C

Form of Assignment and Bill of Sale

EXHIBIT D

Form of Purchase and Sale Agreement Assignment